Exhibit 99.1
NEWS RELEASE
MARSH & McLENNAN COMPANIES REPORTS
FOURTH QUARTER AND FULL-YEAR 2015 RESULTS
Strong Underlying Revenue Growth Across All Operating Companies
Operating Margins Expand in Both Segments
GAAP EPS Increases to $.71 in Fourth Quarter and to $2.98 for Year
Adjusted EPS Increases 8% — to $.71 in Fourth Quarter and to $3.05 for 2015

NEW YORK, February 4, 2016 — Marsh & McLennan Companies, Inc. (NYSE: MMC), a global professional services firm offering clients advice and solutions in risk, strategy and people, today reported financial results for the fourth quarter and year ended December 31, 2015.
Marsh & McLennan Companies President and CEO Dan Glaser said: "We capped off a successful year with an outstanding fourth quarter, posting our highest underlying revenue growth of 2015 at 5%. In 2015, we produced underlying revenue growth of 4% on a consolidated basis. Our adjusted operating margin expanded 100 basis points, with higher margins in both segments for the sixth consecutive year. Adjusted EPS grew 8% despite FX headwinds of approximately $.18 per share. In addition to our solid operating performance, we continued to deliver on our commitments to shareholders. We deployed $3.2 billion of capital through double-digit growth in dividends, a record level of share repurchase and an active year for acquisitions.
"We believe we are well positioned to deliver underlying revenue growth, margin expansion and strong EPS growth in 2016," concluded Mr. Glaser.
Consolidated Results
Consolidated revenue in the fourth quarter of 2015 was $3.3 billion, an increase of 3% from the fourth quarter of 2014, or 5% on an underlying basis. Operating income rose 11% to $594 million, compared with $536 million in the prior year. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, rose 5% to $582 million. Net income attributable to the Company was $375 million, or $.71 per share, compared with $294 million, or $.54 per share, in the prior year. Adjusted EPS increased 8% to $.71, compared with $.66 in the prior fourth quarter.

For the year 2015, consolidated revenue was $12.9 billion, a slight decrease from the prior year, but an increase of 4% on an underlying basis. Operating income was $2.4 billion, up 5% from the prior year. Adjusted operating income of $2.5 billion also increased 5%. Net income attributable to the Company was $2.98 per share, an increase of 12% from $2.65 per share in 2014. Adjusted EPS rose 8% to $3.05.
Risk and Insurance Services
Risk and Insurance Services revenue was $1.7 billion in the fourth quarter of 2015, an increase of 4% on an underlying basis. Operating income was $354 million, an increase of 4% compared with $339 million in the prior year. Adjusted operating income was up 3% to $364 million. For the year 2015, revenue was $6.9 billion, an increase of 3% on an underlying basis. Operating income rose to $1.5 billion, and adjusted operating income increased to $1.6 billion.
Marsh's revenue in the fourth quarter of 2015 was $1.5 billion, an increase of 4% on an underlying basis. The U.S./Canada division had underlying revenue growth of 3%. International operations produced underlying revenue growth of 5%, with EMEA rising 3%, Asia Pacific up 4% and Latin America growing 13%. Guy Carpenter's fourth quarter revenue was $217 million, an increase of 5% on an underlying basis.
Consulting
Consulting revenue of $1.6 billion in the fourth quarter increased 5% on an underlying basis from the fourth quarter of 2014. Operating income rose 18% to $294 million from $250 million in the prior period and adjusted operating income rose 5% to $265 million. For the year 2015, revenue of $6.1 billion was up 5% on an underlying basis. Operating income grew 8% to $1.1 billion, and adjusted operating income increased 4% to $1 billion.
Mercer's revenue was $1.1 billion in the fourth quarter, an increase of 5% on an underlying basis. Health, with revenue of $389 million, grew 8% on an underlying basis; Retirement, with revenue of $372 million, rose 1%; Investments, with revenue of $204 million, increased 2%; and Talent, with revenue of $175 million, was up 7%. Oliver Wyman Group’s revenue was $476 million in the fourth quarter, an increase of 7% on an underlying basis.
Other Items
In the fourth quarter of 2015, the Company repurchased 1.4 million shares of its common stock for $75 million. For the year, 24.8 million shares were repurchased for $1.4 billion. In 2015, the Company completed 27 acquisitions and investments. Recent activity included Marsh’s acquisition of UK-based insurance broker Jelf Group and Mercer’s acquisition of CPSG Partners, a provider of Workday implementation services.

Conference Call
A conference call to discuss fourth quarter and full-year 2015 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 888 427 9421. Callers from outside the United States should dial +1 719 325 2474. The access code for both numbers is 3056490. The live audio webcast may be accessed at www.mmc.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh & McLennan Companies
MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy and people. Marsh is a leader in insurance broking and risk management; Guy Carpenter is a leader in providing risk and reinsurance intermediary services; Mercer is a leader in talent, health, retirement, and investment consulting; and
Oliver Wyman is a leader in management consulting. With annual revenue of $13 billion and approximately 60,000 colleagues worldwide, Marsh & McLennan Companies provides analysis, advice and transactional capabilities to clients in more than 130 countries. The Company is committed to being a responsible corporate citizen and making a positive impact in the communities in which it operates. Visit www.mmc.com for more information and follow us on LinkedIn and Twitter @MMC_Global.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would." Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements.

Factors that could materially affect our future results include, among other things: our ability to maintain adequate safeguards to protect the security of confidential, personal or proprietary information; our ability to compete effectively and adapt to changes in the competitive environment, including to technological and other types of innovation; the impact of economic, political and market conditions on us and our clients; our ability to successfully recover should we experience a business continuity problem due to cyberattack, natural disaster or otherwise; our exposure to potential civil remedies or criminal penalties if we fail to comply with U.S. and non-U.S. laws and regulations applicable in the jurisdictions in which we operate; the financial and operational impact of complying with laws and regulations in the jurisdictions in which we operate; our exposure to potential losses and liabilities, including reputational impact, arising from errors and omissions, breach of fiduciary duty and similar claims against us; the impact of fluctuations in exchange and interest rates on our results; the impact of our corporate tax rate relative to our competitors; the effect of our global pension obligations on our financial position, earnings and cash flows; our ability to make acquisitions and dispositions and successfully integrate the businesses we acquire; our ability to incentivize and retain key employees; and the impact of changes in accounting rules or in our accounting estimates or assumptions.
The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.
Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the "Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Revenue	$3,338	$3,246	$12,893	$12,951
Expense:
Compensation and Benefits	1,900	1,896	7,334	7,515
Other Operating Expenses	844	814	3,140	3,135
Operating Expenses	2,744	2,710	10,474	10,650
Operating Income	594	536	2,419	2,301
Interest Income	4	5	13	21
Interest Expense	(46)	(36)	(163)	(165)
Cost of Extinguishment of Debt	—	(137)	—	(137)
Investment (Loss) Income	(1)	—	38	37
Income Before Income Taxes	551	368	2,307	2,057
Income Tax Expense	171	99	671	586
Income from Continuing Operations	380	269	1,636	1,471
Discontinued Operations, Net of Tax	1	30	—	26
Net Income Before Non-Controlling Interests	381	299	1,636	1,497
Less: Net Income Attributable to Non-Controlling Interests	6	5	37	32
Net Income Attributable to the Company	$375	$294	$1,599	$1,465
Basic Net Income Per Share
- Continuing Operations	$0.72	$0.49	$3.01	$2.64
- Net Income Attributable to the Company	$0.72	$0.54	$3.01	$2.69
Diluted Net Income Per Share
- Continuing Operations	$0.71	$0.48	$2.98	$2.61
- Net Income Attributable to the Company	$0.71	$0.54	$2.98	$2.65
Average Number of Shares Outstanding
- Basic	522	541	531	545
- Diluted	527	548	536	553
Shares Outstanding at 12/31	522	540	522	540

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended December 31, 2015
(Millions) (Unaudited)

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2015	2014
Risk and Insurance Services
Marsh	$1,510	$1,473	3%	(6)%	4%	4%
Guy Carpenter	217	212	2%	(3)%	1%	5%
Subtotal	1,727	1,685	3%	(5)%	4%	4%
Fiduciary Interest Income	5	6
Total Risk and Insurance Services	1,732	1,691	2%	(5)%	4%	4%
Consulting
Mercer	1,140	1,106	3%	(6)%	4%	5%
Oliver Wyman Group	476	460	4%	(4)%	1%	7%
Total Consulting	1,616	1,566	3%	(6)%	3%	5%
Corporate / Eliminations	(10)	(11)
Total Revenue	$3,338	$3,246	3%	(6)%	4%	5%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2015	2014
Marsh:
EMEA	$468	$471	(1)%	(7)%	3%	3%
Asia Pacific	156	163	(5)%	(9)%	1%	4%
Latin America	118	128	(7)%	(20)%	—	13%
Total International	742	762	(3)%	(10)%	2%	5%
U.S. / Canada	768	711	8%	(2)%	6%	3%
Total Marsh	$1,510	$1,473	3%	(6)%	4%	4%
Mercer:
Health	$389	$380	2%	(3)%	(2)%	8%
Retirement	372	343	8%	(6)%	13%	1%
Investments	204	214	(5)%	(10)%	3%	2%
Talent	175	169	3%	(7)%	3%	7%
Total Mercer	$1,140	$1,106	3%	(6)%	4%	5%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions and transfers among businesses. The impact of the gain from the disposal of Mercer's U.S. defined contribution recordkeeping business is included in acquisitions/dispositions in Mercer's Retirement business.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Twelve Months Ended December 31, 2015
(Millions) (Unaudited)

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2015	2014
Risk and Insurance Services
Marsh	$5,727	$5,753	—	(7)%	3%	3%
Guy Carpenter	1,121	1,154	(3)%	(4)%	(1)%	2%
Subtotal	6,848	6,907	(1)%	(6)%	2%	3%
Fiduciary Interest Income	21	24
Total Risk and Insurance Services	6,869	6,931	(1)%	(6)%	2%	3%
Consulting
Mercer	4,313	4,350	(1)%	(7)%	2%	4%
Oliver Wyman Group	1,751	1,709	3%	(6)%	2%	7%
Total Consulting	6,064	6,059	—	(7)%	2%	5%
Corporate / Eliminations	(40)	(39)
Total Revenue	$12,893	$12,951	—	(6)%	2%	4%

Revenue Details

The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Twelve Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions Impact	Underlying Revenue
	2015	2014
Marsh:
EMEA	$1,848	$1,980	(7)%	(10)%	1%	2%
Asia Pacific	636	683	(7)%	(10)%	1%	2%
Latin America	380	413	(8)%	(18)%	2%	8%
Total International	2,864	3,076	(7)%	(11)%	1%	3%
U.S. / Canada	2,863	2,677	7%	(1)%	5%	3%
Total Marsh	$5,727	$5,753	—	(7)%	3%	3%
Mercer:
Health	$1,558	$1,553	—	(3)%	(2)%	6%
Retirement	1,345	1,375	(2)%	(7)%	5%	—
Investments	818	836	(2)%	(12)%	2%	7%
Talent	592	586	1%	(7)%	3%	5%
Total Mercer	$4,313	$4,350	(1)%	(7)%	2%	4%

Notes
Underlying revenue measures the change in revenue using consistent currency exchange rates, excluding the impact of certain items that affect comparability such as: acquisitions, dispositions and transfers among businesses. The impact of the gain from the disposal of Mercer's U.S. defined contribution recordkeeping business is included in acquisitions/dispositions in Mercer's Retirement business.

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three Months Ended December 31
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three months ended December 31, 2015 and 2014. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue less the gain on the disposal of Mercer's U.S. defined contribution recordkeeping business.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended December 31, 2015
Operating income (loss)	$354	$294	$(54)	$594
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	5	8	7	20
Adjustments to acquisition related accounts (b)	5	—	—	5
Disposal of business (c)	—	(37)	—	(37)
Operating income adjustments	10	(29)	7	(12)
Adjusted operating income (loss)	$364	$265	$(47)	$582
Operating margin	20.4%	18.2%	N/A	17.8%
Adjusted operating margin	21.1%	16.7%	N/A	17.6%
Three Months Ended December 31, 2014
Operating income (loss)	$339	$250	$(53)	$536
Add impact of Noteworthy Items:
Restructuring charges (a)	1	1	—	2
Adjustments to acquisition related accounts (b)	15	—	—	15
Operating income adjustments	16	1	—	17
Adjusted operating income (loss)	$355	$251	$(53)	$553
Operating margin	20.1%	16.0%	N/A	16.5%
Adjusted operating margin	21.0%	16.1%	N/A	17.0%

(a) Primarily severance for center led initiatives, future rent under non-cancellable leases, and integration costs related to recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Relates to a gain on the disposal of Mercer's U.S. defined contribution recordkeeping business. This $37 million gain is also removed from GAAP revenue in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Twelve Months Ended December 31
(Millions) (Unaudited)

The Company presents below certain additional financial measures that are "non-GAAP measures," within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss); adjusted operating margin; and adjusted income, net of tax.

The Company presents these non-GAAP measures to provide investors with additional information to analyze the Company's performance from period to period. Management also uses these measures to assess performance for incentive compensation purposes and to allocate resources in managing the Company's businesses. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures reflect subjective determinations by management, and may differ from similarly titled non-GAAP measures presented by other companies.

Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or loss. The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the twelve months ended December 31, 2015 and 2014. The following tables also present adjusted operating margin, which is calculated by dividing adjusted operating income by consolidated or segment GAAP revenue less the gain on the disposal of Mercer's U.S. defined contribution recordkeeping business.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Twelve Months Ended December 31, 2015
Operating income (loss)	$1,539	$1,075	$(195)	$2,419
Add (Deduct) impact of Noteworthy Items:
Restructuring charges (a)	8	8	12	28
Adjustments to acquisition related accounts (b)	56	(5)	—	51
Disposal of business (c)	—	(37)	—	(37)
Other	—	—	(1)	(1)
Operating income adjustments	64	(34)	11	41
Adjusted operating income (loss)	$1,603	$1,041	$(184)	$2,460
Operating margin	22.4%	17.7%	N/A	18.8%
Adjusted operating margin	23.3%	17.3%	N/A	19.1%
Twelve Months Ended December 31, 2014
Operating income (loss)	$1,509	$996	$(204)	$2,301
Add impact of Noteworthy Items:
Restructuring charges (a)	5	1	6	12
Adjustments to acquisition related accounts (b)	37	—	—	37
Other	—	—	(1)	(1)
Operating income adjustments	42	1	5	48
Adjusted operating income (loss)	$1,551	$997	$(199)	$2,349
Operating margin	21.8%	16.4%	N/A	17.8%
Adjusted operating margin	22.4%	16.5%	N/A	18.1%

(a) Primarily severance for center led initiatives, future rent under non-cancellable leases, and integration costs related to recent acquisitions.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Relates to a gain on the disposal of Mercer's U.S. defined contribution recordkeeping business. This $37 million gain is also removed from GAAP revenue in the calculation of adjusted operating margin.

Marsh & McLennan Companies, Inc.
Non-GAAP Measures
Three and Twelve Months Ended December 31
(Millions) (Unaudited)

Adjusted income, net of tax
Adjusted income, net of tax is calculated as: the Company’s GAAP income from continuing operations, adjusted to reflect (i) the after-tax impact of the operating income adjustments set forth in the preceding tables and (ii) for 2014, due to its significance, the cost of extinguishment of debt of $137 million. Adjusted diluted EPS is calculated as Adjusted income, net of tax, divided by MMC's average number of shares outstanding-diluted for the relevant period.

Reconciliation of the Impact of Non-GAAP Measures on diluted earnings per share -
	Three Months Ended December 31, 2015			Three Months Ended December 31, 2014
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$380			$269
Less: Non-controlling interest, net of tax		6			5
Subtotal		$374	$0.71		$264	$0.48
Operating income adjustments	$(12)			$17
Adjustment for cost of extinguishment of debt	—			137
Impact of income taxes	10			(55)
		(2)	—		99	0.18
Adjusted income, net of tax		$372	$0.71		$363	$0.66

	Twelve Months Ended December 31, 2015			Twelve Months Ended December 31, 2014
	Amount		Diluted EPS	Amount		Diluted EPS
Income from continuing operations		$1,636			$1,471
Less: Non-controlling interest, net of tax		37			32
Subtotal		$1,599	$2.98		$1,439	$2.61
Operating income adjustments	$41			$48
Adjustment for cost of extinguishment of debt	—			137
Impact of income taxes	(5)			(66)
		36	0.07		119	0.21
Adjusted income, net of tax		$1,635	$3.05		$1,558	$2.82

Marsh & McLennan Companies, Inc.
Supplemental Information
(Millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Depreciation and amortization expense	$81	$77	$314	$302
Identified intangible amortization expense	$30	$22	$109	$86
Stock option expense	$2	$3	$20	$17
Capital expenditures	$76	$83	$325	$368

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	December 31, 2015	December 31, 2014*
ASSETS

Current assets:
Cash and cash equivalents	$1,374	$1,958
Net receivables	3,471	3,377
Other current assets	199	198
Total current assets	5,044	5,533

Goodwill and intangible assets	8,925	7,933
Fixed assets, net	773	809
Pension related assets	1,159	967
Deferred tax assets	1,138	1,358
Other assets	1,177	1,193
TOTAL ASSETS	$18,216	$17,793

LIABILITIES AND EQUITY

Current liabilities:
Short-term debt	$12	$11
Accounts payable and accrued liabilities	1,886	1,883
Accrued compensation and employee benefits	1,656	1,633
Accrued income taxes	154	150
Total current liabilities	3,708	3,677

Fiduciary liabilities	4,146	4,552
Less - cash and investments held in a fiduciary capacity	(4,146)	(4,552)
	—	—
Long-term debt	4,402	3,368
Pension, post-retirement and post-employment benefits	2,058	2,244
Liabilities for errors and omissions	318	341
Other liabilities	1,128	1,030

Total equity	6,602	7,133
TOTAL LIABILITIES AND EQUITY	$18,216	$17,793

* Amended to reflect the adoption in 2015 of new Financial Accounting Standards Board guidance related to the presentation of deferred taxes and debt issuance costs.